Exhibit 4.39

SHARE PURCHASE AGREEMENT

dated

28 May 2018

between

ALIBABA HEALTH INFORMATION TECHNOLOGY LIMITED

and

ALI JK NUTRITIONAL PRODUCTS HOLDING LIMITED

relating to the sale and purchase

of

the entire share capital

of

ALI JK MEDICAL PRODUCTS LIMITED

TABLE OF CONTENTS

		Page

1	INTERPRETATION	1
2	SALE OF THE SALE SHARES AND THE CONSIDERATION	8
3	CONDITIONS PRECEDENT	8
4	PRE-COMPLETION VENDOR’S UNDERTAKINGS	10
5	PRE-COMPLETION PURCHASER’S UNDERTAKINGS	11
6	COMPLETION	12
7	FURTHER UNDERTAKINGS	13
8	WARRANTIES	16
9	LIMITATIONS ON CLAIMS	17
10	ENTIRE AGREEMENT	17
11	VARIATION	17
12	ASSIGNMENT	17
13	ANNOUNCEMENTS	17
14	FEES AND EXPENSES	18
15	CONFIDENTIALITY	18
16	SEVERABILITY	18
17	COUNTERPARTS	19
18	WAIVER	19
19	FURTHER ASSURANCE	19
20	NOTICES	19
21	GOVERNING LAW AND JURISDICTION	20

i

SCHEDULE 1	DETAILS OF THE GROUP
SCHEDULE 2	LIMITATIONS ON CLAIMS
SCHEDULE 3	THE WARRANTIES
SCHEDULE 4	BUSINESS RESTRUCTURING PLAN
SCHEDULE 5	PURCHASER’S SHARE CAPITAL

EXHIBIT A	FORM OF APPLICATION FOR SHARES
EXHIBIT B	FORM OF TRIPARTITE AGREEMENT
EXHIBIT C	FORM OF DEED OF NON-COMPETITION

ii

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made on 28 May 2018

BETWEEN

(1)                                 ALIBABA HEALTH INFORMATION TECHNOLOGY LIMITED, a company incorporated in Bermuda with limited liability whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda and principal place of business in Hong Kong is at 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong (the “Purchaser”); and

(2)                                 ALI JK NUTRITIONAL PRODUCTS HOLDING LIMITED, a company incorporated under the laws of the British Virgin Islands whose registered office is at the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (the “Vendor”).

The Purchaser and the Vendor are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS

(A)                               Ali JK Medical Products Limited (the “Company”) is a company incorporated under the laws of the British Virgin Islands whose registered office is at the offices of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Further details of the Company are set out in Part A of Schedule 1 attached hereto.

(B)                               The Vendor proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Vendor, the entire issued share capital of the Company upon the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1                                         INTERPRETATION

1.1                               In this Agreement, the following expressions shall have the following meanings:

“Affiliate” means, (a) with respect to any Person that is an individual, his or her Immediate Family Members, and (b) with respect to any Person that is not an individual, any other Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person; provided, however, that for purposes of this Agreement, the Vendor and its Affiliates (other than the Purchaser and its Controlled subsidiaries), on the one hand, and the Purchaser and its Controlled subsidiaries, on the other hand, shall not be deemed to be Affiliates of each other;

“Adult Products” means appliances and non-ingestible products that primarily enhance human sexual pleasure, and being appliances and non-ingestible products which are primarily sold under the primary category “Adult Products / Sexual Health Products” (“成人用品/情趣用品”) under the Tmall business category “Healthcare Products and Medicine” (“保健品及医药”) on Tmall.com, but excluding (A) any general perfume products sold on Tmall.com; (B) any general underwear, apparel and accessory products sold on Tmall.com; and (C) any general furniture products sold on Tmall.com;

“Agreement” has the meaning ascribed to it in the Preamble;

“Alibaba Group” means Alibaba Group Holding Limited, a company incorporated in the Cayman Islands.

“Alibaba Health Technology (China)” means Alibaba Health Technology (China) Co., Ltd. (阿里健康科技 (中國) 有限公司), a company incorporated under the laws of the PRC;

“Authorised Persons” has the meaning ascribed to it in clause 15.1;

“Business Day” means any day (other than a Saturday or Sunday or public holiday) on which banks in Hong Kong, the PRC, Bermuda and the British Virgin Islands are open for the transaction of normal business;

“Business Restructuring” means the transactions as set out in the Business Restructuring Plan taken as a whole;

“Business Restructuring Plan” means the detailed plan for the Business Restructuring agreed among the Parties as set out in Schedule 4;

“Companies Ordinance” means the Companies Ordinance, Chapter 622 of the Laws of Hong Kong;

“Company” has the meaning ascribed to it in the Recitals;

“Company Material Adverse Effect” means any event or circumstance which would have a material and adverse effect on the financial position, business or properties, results of operations or prospects of the Group taken as a whole;

“Company Shares” means ordinary shares of par value US$1.00 per share of the Company;

“Completion” means completion of the sale and purchase of the Sale Shares under this Agreement;

“Completion Date” means the date that is the Business Day immediately after the date on which the last of the Conditions Precedent is satisfied or waived;

“Conditions Precedent” means the conditions specified in clause 3.1;

“Confidential Information” has the meaning ascribed to it in clause 15.1;

“Consideration Shares” has the meaning ascribed to it in clause 2.2;

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing;

“Deed of Non-Competition” means the deed of non-competition to be entered into between Alibaba Group and the Purchaser, in substantially the form set out in Exhibit C;

“Encumbrance” means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

“Environmental Laws” means any and all supra-national, national, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the protection of the environment (including, without limitation, human, animal and plant life, ambient air, surface water, ground water, or land), the protection of property and proprietary rights or for the compensation of harm to the environment whether by clean-up, remediation, containment or other treatment or the payment of monies to any competent Authority, and occupational or public health and safety;

“Exhibits” means all exhibits to this Agreement and “Exhibit” shall be construed accordingly;

“Existing Target Merchant” means a Target Merchant which is party to an Existing Target Merchant Contract as agreed between the parties as of the date hereof. A complete list of the Existing Target Merchants has been delivered to the Purchaser as of the date hereof;

“Existing Target Merchant Contract” of a Target Merchant means the existing services agreement between the Tmall Entities and such Target Merchant that permits the sale of Target Products by such Target Merchant on Tmall.com;

“Financial Statements” means the unaudited financial statements of the Company (as if the Business Restructuring had been implemented with effect from April 1, 2015 except for the implementation of Framework Technical Services Agreement) as of and for each of the three years ended March 31, 2016, 2017 and 2018, respectively;

“Framework Technical Services Agreement” means the Framework Technical Services Agreement entered into between WFOE and the Tmall Entities on the same date hereof;

“Governmental Entity” means any foreign, domestic, multinational, federal, territorial, state or local governmental authority, quasi-governmental authority, government owned or government controlled (in whole or in part) enterprise, public international organization, regulatory body, court, tribunal, commission, board, bureau, agency, instrumentality, or any regulatory, administrative or other department, or agency, or any political or other subdivision of any of the foregoing, or any political party or official thereof, or any candidate for political office;

“Government Official” means any officer, employee or any other person acting in an official capacity for any foreign, domestic, multinational, federal, territorial, state or local governmental authority, quasi-governmental authority, government-owned or government-controlled (in whole or in part) enterprise, public international organization, regulatory body, court, tribunal, commission, board, bureau, agency, instrumentality, or any regulatory, administrative or other department, or agency, or any political or other subdivision of any of the foregoing, to any political party or official thereof, or to any candidate for political office;

“Group” or “Group Companies” means the Company, the HK Subsidiary and the WFOE, and “Group Company” shall be construed accordingly;

“Healthcare Products” means non-ingestible products which are used in the lives of people and that have specific functions such as regulating the functions of the human body and promoting health, and being non-ingestible products which are primarily sold on the secondary category “Healthcare Products” (“保健用品”) under the primary category “OTC Drug / Medical Devices / Family Planning Products” (“OTC 药品/医疗器械/计生用品”) under the Tmall business category “Healthcare Products and Medicine” (“保健品及医药”) on Tmall.com;

“HK$” or “HK dollars” means Hong Kong dollars, the lawful currency of Hong Kong;

“HKFRS” means Hong Kong Financial Reporting Standards (which term includes all Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards, and Interpretations issued by the Hong Kong Institute of Certified Public Accountants);

“HK Subsidiary” means Ali JK Medical Products (HK) Limited, a company duly established and existing under the laws of Hong Kong and wholly owned by the Company;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Immediate Family Members” means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Medical Devices” means instruments, equipment, appliances, materials or other items that are used, alone or in combination, on the human body which are registered (注册) or filed (备案), from time to time, with the local departments of the China Food and Drug Administration as a “medical device” (“医疗器械”) in accordance with the Regulations for the Supervision and Administration of Medical Devices (“《医疗器械监督管理条例》”) (as such laws and regulations may be amended from time to time), and being instruments, equipment, appliances, materials or other items which are primarily sold under the primary categories “OTC Drug / Medical Devices / Family Planning Products” ( “OTC 药品/医疗器械/计生用品” ) and “Contact Lenses / Contact Lens Solution” (“隐形眼镜/护理液”) under the Tmall business category “Healthcare Products and Medicine” (“保健品及医药”) on Tmall.com;

“Medical and Healthcare Services” means services that have the aim of maintaining and promoting human health, primarily including medical services and services related to health management and promotion, and being services which are primarily sold on the primary category “Medical and Health Services” (“医疗及健康服务”) under the Tmall business category “Service Categories” (“服务大类”) on Tmall.com, but excluding such services that do not require industry certification on Tmall.com;

“Merchant Assignment” has the meaning ascribed to it in clause 1 of Schedule 4;

“New Target Merchant” means a Target Merchant who is not an Existing Target Merchant;

“Non-assigned Target Merchant” has the meaning ascribed to it in clause 7.5;

“Party” or “Parties” has the meaning ascribed to it in the Preamble;

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, government authority or other entity;

“PRC” means the People’s Republic of China;

“PRC GAAP” means the generally accepted accounting principles of the PRC;

“Purchaser” has the meaning ascribed to it in the Preamble;

“Purchaser Group” means the Purchaser and its subsidiaries;

“Purchaser Material Adverse Effect” means any event or circumstance which would have a material and adverse effect on the financial position, business or properties, results of operations or prospects of the Purchaser taken as a whole;

“Purchaser Share Award Scheme” means the share award scheme adopted by the shareholders of the Purchaser at the special general meeting of the Purchaser held on November 24, 2014;

“Purchaser Shares” means ordinary shares of HK$0.01 each in the capital of the Purchaser;

“Purchaser Warranties” means the representations and warranties set out in Part B of Schedule 3;

“Sale Shares” means 200,000 Company Shares, representing the entire issued share capital of the Company;

“Schedules” means all schedules to this Agreement and “Schedule” shall be construed accordingly;

“Services Amendment Agreement” means the amendment agreement to be entered into between Tmall Entities and Alibaba Health Technology (China) to supplement and amend the terms of the agreement dated February 14, 2018 entered into between Tmall Entities and Alibaba Health Technology (China) in relation to the provision of certain outsourced and value-added services by Alibaba Health Technology (China) to Tmall Entities;

“SFO” means the Securities and Futures Ordinance (Chapter 571 of Laws of Hong Kong);

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Target Business” means the business to be directly or indirectly injected into the Purchaser pursuant to the terms of this Agreement;

“Target Merchant” means a merchant who has obtained, or proposes to obtain, permission from Tmall.com to sell Target Products on Tmall.com, regardless of whether any actual sales of Target Products have been made by such merchant on Tmall.com;

“Target Products” means the following products and/or services sold on Tmall.com:-

(i)                                     the Medical Devices and Healthcare Products;

(ii)                                  the Adult Products; and

(iii)                               the Medical and Healthcare Services;

“Tmall Entities” means Tmall Network, Tmall Technology and/or their applicable Affiliates (as the case may be);

“Tmall Global” means the third party online transaction platform for brands and retailers operated under the domain name tmall.hk (or such other URLs as may be used by Tmall Global, including but not limited to URLs used for internet on personal computers or mobile devices, as amended from time to time based on the business needs of Tmall Global);

“Tmall Network” means Zhejiang Tmall Network Co., Ltd. (浙江天貓網絡有限公司), a company incorporated under the laws of the PRC;

“Tmall Supermarket” means the third party online transaction platform for brands and retailers operated under the domain name chaoshi.tmall.com (or such other URLs as may be used by Tmall Supermarket, including but not limited to URLs used for internet on personal computers or mobile devices, as amended from time to time based on the business needs of Tmall Supermarket);

“Tmall Technology” means Zhejiang Tmall Technology Co., Ltd. (浙江天貓技術有限公司), a company incorporated under the laws of the PRC;

“Tmall.com” means the third party online platform for brands and retailers operated by the Tmall Entities under the domain name tmall.com and 95095.com (or such other URLs as may be used by the Tmall Entities, including but not limited to URLs used for internet on personal computers or mobile devices, as amended from time to time based on the business needs of Tmall.com), provided, however, that for the purpose of the this Agreement, Tmall.com does not include Tmall Global and Tmall Supermarket;

“Transfer” has the meaning ascribed to it in clause 7.4;

“Transition Period” has the meaning ascribed to it in clause 7.5;

“Tripartite Agreement” means the Tripartite Agreement to be entered into among each of (i) the Target Merchants, (ii) the WFOE and (iii) the Tmall Entities, in substantially the forms set out in Exhibit B;

“Vendor” has the meaning ascribed to it in the Preamble;

“Vendor Warranties” means the representations and warranties set out in Part A of Schedule 3;

“Warranties” means the Vendor Warranties and the Purchaser Warranties; and

“WFOE” means 杭州衡憑健康科技有限公司, a company duly established and existing under the laws of PRC and wholly-owned by the HK Subsidiary.

1.2                               In this Agreement, unless the context otherwise requires:

(a)                                 references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b)                                 the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c)                                  references to one gender include all genders;

(d)                                 references to a “subsidiary” or “holding company” shall be to the same as defined in sections 13 and 15 of the Companies Ordinance;

(e)                                  any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted; and

(f)                                   any reference to a document in the agreed form is to the form of the relevant document agreed between the parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of each of the Vendor and the Purchaser).

1.3                               The Schedules and Exhibits to this Agreement shall form part of this Agreement.

2                                         SALE OF THE SALE SHARES AND THE CONSIDERATION

2.1                               At Completion, the Vendor as legal and beneficial owner of the Sale Shares shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, the Sale Shares free from all Encumbrances, together with all rights attaching to them.

2.2                               The consideration for the purchase of the Sale Shares shall be HK$10,600,000,000 in the aggregate, which shall be satisfied by the issue of 1,827,586,207 Purchaser Shares (the “Consideration Shares”) by the Purchaser to the Vendor at Completion, reflecting a per share price of HK$5.80 per Purchaser Share, subject to the adjustments set forth in clause 2.3.

2.3                               In the event of a share split, share combination, share dividend or similar events with respect to the capital of the Purchaser prior to Completion, the number of Consideration Shares (and the corresponding price per Purchaser Share) shall be adjusted proportionally.

3                                         CONDITIONS PRECEDENT

3.1                               Completion of the sale and purchase of the Sale Shares shall be conditional upon the fulfilment of the following conditions (the “Conditions Precedent”):

(a)                                 the passing by the shareholders of the Purchaser (other than those who are required by the Listing Rules to abstain from voting) at a duly convened shareholders’ meeting of the Purchaser of resolutions(s) approving this Agreement and the transactions contemplated hereunder, including but not limited to, the issue of the Consideration Shares pursuant to this Agreement and the non-exempt continuing connected transactions by the members of the Purchaser Group as contemplated under the Framework Technical Services Agreement and the Services Amendment Agreement;

(b)                                 the granting of the approval of the Stock Exchange for the listing of, and permission to deal in, the Consideration Shares;

(c)                                  the completion of the Business Restructuring;

(d)                                 the Vendor and/or its related companies having obtained all necessary consents and approvals from the relevant governmental or regulatory authorities or other third parties required for the transactions contemplated by the Business Restructuring and the execution and performance of this Agreement by the Vendor and the transactions contemplated thereunder;

(e)                                  the Purchaser having obtained all necessary consents and approvals from the relevant governmental or regulatory authorities or other third parties required for the execution and performance of this Agreement by the Purchaser and the transactions contemplated thereunder; and

(f)                                   no governmental authority in any relevant jurisdiction having enacted any laws, rules or regulations which might render Completion or the Business Restructuring or any part thereof unlawful.

3.2                               The Vendor undertakes to use all reasonable endeavours to ensure that the Conditions Precedent set out in clauses 3.1(c) and 3.1(d) are fulfilled as soon as possible. The Vendor undertakes to take such steps, and to provide such information and assistance, in each case as may be reasonably requested by the Purchaser in connection with (i) the preparation by the Purchaser of a circular to its shareholders for the purposes of obtaining the requisite approval under clause 3.1(a), and (ii) any submission required to be made to the Stock Exchange for the purpose of obtaining the requisite approval under clause 3.1(b).

3.3                               The Purchaser undertakes to use all reasonable endeavours to ensure that the Conditions Precedent set out in clauses 3.1(a), 3.1(b) and 3.1(e) are fulfilled as soon as possible.

3.4                               The Purchaser shall be entitled in its absolute discretion, by written notice to the Vendor, to waive the Conditions Precedent set out in clauses 3.1(c) and 3.1(d) either in whole or in part.

3.5                               The Vendor shall be entitled in its absolute discretion, by written notice to the Purchaser, to waive the Conditions Precedent set out in clause 3.1(e) either in whole or in part.

3.6                               If any of the Conditions Precedent has not been fulfilled (or waived) on or before September 30, 2018 or such other date as the parties to this Agreement may agree in writing, this Agreement (other than clauses 13, 15, 20 and 21) shall automatically terminate with immediate effect and no party shall have any claim of any nature whatsoever against the other parties under this Agreement (save in respect of its accrued rights arising from any prior breach of this Agreement).

3.7                               Notwithstanding anything herein to the contrary, but without prejudice to the Vendor’s obligations under clause 1 of the Business Restructuring Plan (which shall continue to apply following the Completion to the extent not satisfied prior to the Completion), any failure to effect a Merchant Assignment in respect of one or more Existing Target Merchants shall not be treated as having caused any condition set out in clause 3.1(c) or clause 3.1(d) of the Agreement to not be satisfied, provided that Merchant Assignments have been successfully effected in respect of (i) at least 2,844 Existing Target Merchants or (ii) such number of Existing Target Merchants that collectively sold on Tmall.com at least RMB 17.48 billion in gross merchandise value of Target Products during the financial year ended March 31, 2018.

4                                         PRE-COMPLETION VENDOR’S UNDERTAKINGS

4.1                               Prior to and pending Completion, the Vendor shall ensure that:

(a)                                 except as pursuant to the Business Restructuring, each of the Group Companies shall carry on its business only in the ordinary and usual course and shall not (or agree to) make any payment, incur any liability, enter into any contract or incur any other obligation, in each case, in any material respect and other than in the ordinary and usual course of trading;

(b)                                 except as pursuant to the Business Restructuring, each of the Group Companies shall take all reasonable steps to preserve and protect its assets;

(c)                                  except as pursuant to the Business Restructuring, each of the Group Companies and the Tmall Entities shall continue to perform its obligations under each Existing Target Merchant Contract to which it is a party in the ordinary and usual course of business in accordance with their terms; and

(d)                                 the Purchaser’s representatives shall be allowed, upon reasonable notice and during normal business hours, access to the books and records and other information of each of the Group Companies.

4.2                               Without prejudice to clause 7.6, prior to and pending Completion, the Vendor shall use all reasonable endeavours to procure that the Group Companies and the Tmall Entities continue to seek new business opportunities with New Target Merchants, and where such new business opportunities do arise, to use all reasonable endeavours to procure that any such New Target Merchant enter into a Tripartite Agreement.

4.3                               The Vendor undertakes to the Purchaser to use all commercially reasonable endeavours prior to the Completion Date to (i) ensure that the businesses and operations of the Group Companies (including the businesses and operations that will form part of the Group Companies prior to the Completion) are conducted in compliance with applicable laws and regulations in all material respects, and (ii) remedy any material non-compliance with applicable laws and regulations in businesses and operations of the Group Companies (including the businesses and operations that will form part the Group Companies prior to the Completion).

5                                         PRE-COMPLETION PURCHASER’S UNDERTAKINGS

5.1                               Pending Completion, the Purchaser undertakes to the Vendor that:

(a)                                 it will not, except pursuant to the terms of the Purchaser Share Award Scheme, (i) allot or issue or offer to allot or issue or grant any option, right or warrant to subscribe (either conditionally or unconditionally, or directly or indirectly, or otherwise) any Purchaser Shares or any interests in Purchaser Shares or any securities convertible into or exercisable or exchangeable for or substantially similar to any Purchaser Shares or interest in Purchaser Shares or (ii) agree (conditionally or unconditionally) to enter into or effect any such transaction with the same economic effect as any of the transactions described in (i) above or (iii) announce any intention to enter into or effect any such transaction described in (i) or (ii) above, in each case, without first having obtained the written consent of the Vendor; and

(b)                                 it will take all reasonable steps to preserve and protect its assets.

5.2                               The Purchaser shall, as soon as reasonably practicable:

(a)                                 make all appropriate disclosures pursuant to, and will comply in all respects with applicable law, regulation or direction (including without limitation the Listing Rules) in connection with the transactions contemplated under this Agreement;

(b)                                 subject to obtaining all necessary approvals from the Stock Exchange, dispatch to its shareholders a shareholders’ circular containing details on the transactions contemplated under this Agreement as required by applicable law, regulation or direction (including without limitation the Listing Rules) and convene a shareholders’ meeting to consider and approve the transactions contemplated under this Agreement and the Framework Technical Services Agreement and the issue of the Consideration Shares;

(c)                                  make all notifications, registrations and filings as may from time to time be required in relation the transactions contemplated under this Agreement and the issue of the Consideration Shares; and

(d)                                 apply to the Stock Exchange for the listing of, and permission to deal in, the Consideration Shares.

6                                         COMPLETION

6.1                               Completion shall take place at the offices of Reed Smith Richards Butler, at 20th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong or such other place as agreed by the Vendor and the Purchaser on the Completion Date.

6.2                               On Completion, the Vendor shall deliver (or cause to be delivered) to the Purchaser:

(a)                                 instruments of transfer (in the form prescribed by the Company) with respect to Sale Shares, duly executed by the Vendor;

(b)                                 a copy of the register of members of the Company, dated as of the Completion Date and certified by a director or the registered office provider of the Company, evidencing the Purchaser’s ownership of all of the Sale Shares;

(c)                                  a share certificate in the name of the Purchaser, dated as of the Completion Date and duly executed on behalf of the Company, evidencing the ownership by the Purchaser of all of the Sale Shares;

(d)                                 a copy of the register of directors of the Company, dated as of the Completion Date and certified by a director or the registered office provider of the Company, evidencing that the board of directors of the Company consists solely of nominees of the Purchaser, provided, however, that the Purchaser shall have notified the Vendor of the names of such nominees no later than ten Business Days prior to the Completion and each such nominee (to the extent not already a director of the Company) shall have duly executed and delivered to the Company a written consent to act as a director of the Company (in a form acceptable to the Company’s registered office provider) no later than ten Business Days prior to the Completion;

(e)                                  the Deed of Non-Competition duly executed by Alibaba Group; and

(f)                                   an application for the number of Consideration Shares in the agreed form set out in Exhibit A.

6.3                               On Completion, the Purchaser shall:

(a)                                 deliver to the Vendor instruments of transfer (in the form prescribed by the Company) with respect to Sale Shares, duly executed by the Purchaser;

(b)                                 in satisfaction of its obligations under clause 2.2, allot and issue, credited as fully paid, the Consideration Shares to the Vendor (and/or its nominee), and procure that the Vendor (and/or its nominee) is registered on the branch register of members of the Company in Hong Kong as the registered holders of the Consideration Shares and deliver to the Vendor definitive share certificates for the Consideration Shares in such denomination as the Vendor may request issued in the name of the Vendor (and/or its nominee) and in accordance with instructions given in the application to be delivered by the Vendor;

(c)                                  deliver to the Vendor a copy of the board minutes of the Purchaser authorising the execution and performance by the Purchaser of its obligations under this Agreement and the resolutions of the shareholders of the Purchaser approving this Agreement and the transactions contemplated hereunder and the issue of the Consideration Shares, in each case certified by a duly appointed officer as true and correct; and

(d)                                 deliver to the Vendor the Deed of Non-Competition duly executed by the Purchaser.

6.4                               If the Vendor, on the one hand, or the Purchaser, on the other hand, fails or is unable to perform any material obligations required to be performed by it at Completion, the other Party shall not be obliged to complete the sale and purchase of the Sale Shares and may, in its absolute discretion, by written notice to the Vendor or the Purchaser, as applicable:

(a)                                 rescind this Agreement without liability on the part of non-breaching Party;

(b)                                 elect to complete this Agreement on that date, to the extent that the breaching Party is ready, able and willing to do so, and specify a later date on which the breaching Party shall be obliged to complete its outstanding obligations; or

(c)                                  elect to defer the completion of this Agreement by not more than 90 days to such other date as it may specify in such notice, in which event the provisions of this clause 6.4 shall apply, mutatis mutandis, if any Party fails or is unable to perform any such obligations on such other date.

7                                         FURTHER UNDERTAKINGS

7.1                               The Purchaser undertakes in favour of the Vendor to use all commercially reasonable endeavours to (i) ensure that the businesses and operations of the Purchaser Group are conducted in compliance with applicable laws and regulations in all material respects, and (ii) remedy any material non-compliance with applicable laws and regulations in the businesses and operations of the Purchaser Group.

7.2                               The Purchaser undertakes in favour of the Vendor that the Purchaser and its officers, directors, employees, and agents will not offer, pay, promise to pay, or authorize the payment of, or give, promise to give, or authorize the giving of anything of value to any Government Official, or to any other person under circumstances where the Purchaser or its officers, directors, employees, or agents knew or had reason to know that all or a portion of such money or thing of value would be offered, promised, or given, directly or indirectly, to any Government Official, for the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case in order to assist the Purchaser or any of its officers, directors, employees, or agents in obtaining or retaining business for or with, or directing business to, any person.

7.3                               Without the prior written consent of or otherwise agreed in writing to by the Vendor, and whether or not the Vendor is then a shareholder of the Purchaser or the Company and whether or not the Completion is consummated, the Purchaser shall not and shall cause its Affiliates and the Group Companies not to:

(a)                                 use in advertising, publicity, announcements, or otherwise, the name of the Vendor or any Affiliate of the Vendor, either alone or in combination of, including “阿里巴巴” (Chinese equivalent for “Alibaba”), “淘宝” (Chinese equivalent for “Taobao”), “阿里” (Chinese equivalent for “Ali”), “全球速卖通” (Chinese brand for “AliExpress”), “淘” (Chinese equivalent for “Tao”), “天猫” (Chinese equivalent for “Tmall”), “ 聚划算” (Chinese equivalent for “Juhuasuan”), “飞猪” (Chinese equivalent for “Fliggy”), “阿里妈妈” (Chinese equivalent for “Alimama”), “阿里云” (Chinese equivalent for “Alibaba Cloud”), “口碑” (Chinese equivalent for “Koubei’), “虾米” (Chinese equivalent for “Xiami”), “蚂蚁金服” (Chinese brand for “Ant Financial”), “蚂蚁” (Chinese equivalent for “ Ant “), “ 蚂蚁财富” (Chinese equivalent for “Ant Fortune”), “支付宝” (Chinese brand for “Alipay”), “1688”, “一达通” (Chinese brand for “ OneTouch”), “友盟” (Chinese equivalent for “Umeng”), “盒马” (Chinese equivalent for “HeMa”), “闲鱼” (Chinese equivalent for “XianYu”), “优视” (Chinese equivalent for “ UC/UCWeb”), “高德地图” (Chinese brand for “AMAP”), “ 钉钉” (Chinese brand for “ DingTalk “), “ 余额宝” (Chinese equivalent for “Yu’e Bao”), “招财宝” (Chinese equivalent for “ Zhaocaibao “), “ 芝麻信用” (Chinese equivalent for “Zhima Credit”), “网商银行” (Chinese brand for “MYbank”), “阿里通信” (Chinese equivalent for “AliTelecom”), “优酷” (Chinese equivalent for “YOUKU”), “花呗” (Chinese equivalent for “HUABEI”), “借呗” (Chinese equivalent for “JIEBEI”), “Alibaba”, “Taobao”, “Ali”, “AliExpress”, “Tao”, “Tmall”, “Juhuasuan”, “Fliggy”, “Alimama”, “Alibaba Cloud”, “AliOS”, “Koubei”, “Xiami”, “Ant Financial”, “Ant”, “Ant Fortune”, “Alipay”, “OneTouch”, “Umeng”, “UCWeb”, “UC”, “AMAP”, “DingTalk”, “Yu’e Bao”, “Zhaocaibao”, “Zhima Credit”, “MYbank”, “AliTelecom”, “YOUKU”, “HUABEI”, “JIEBEI”, the associated devices and logos of the above brands (including but not limited to the smiling face device of Alibaba Group, the cow device of Alibaba.com, the Tao doll device of Taobao, the cat device of Tmall, the Ju doll device of Juhuasuan, the bracket device of Alibaba Cloud, the hippo device of HeMa, the fish device of XianYu, the pig device of Fliggy, the wing device of Dingtalk, the ant device of Ant Financial, the Zhi device of Alipay, the ingot device of Zhaocaibao, the sesame device of Zhima Credit together with the Gaoxiaode device and the paper aeroplane device of AutoNavi), or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by the Purchaser or any of its Affiliates; or

(b)                                 represent, directly or indirectly, that any product or services provided by any Group Company or the Purchaser has been approved or endorsed by the Vendor or any of its Affiliates.

7.4                               For the period of 18 months after the Completion Date, the Vendor shall not dispose of, nor enter into any agreement to dispose of or otherwise create any options, rights, interests or Encumbrances in respect of (the foregoing, each a “Transfer”), any of the Consideration Shares without the prior written consent of the Purchaser (such consent not to be unreasonably withheld), provided, however, that the Purchaser’s consent shall not be required if the transferee of such Transfer shall have delivered to the Purchaser a written undertaking to (i) bear a pro rata portion (based on the number of Consideration Shares so transferred) of the Vendor’s liability under this Agreement in respect of any breach by the Vendor of the Vendor Warranties, and (ii) be subject to the provisions of this clause 7.4 in respect of any subsequent Transfers by such transferee.

7.5                               Without prejudice to clause 7.6, if the Merchant Assignment of any Existing Target Merchant has not been completed as of the Completion Date (such Target Merchant, the “Non-assigned Target Merchant”), the Vendor shall continue to use reasonable endeavours to complete such Merchant Assignment as soon as reasonably practicable. With respect to each of the Non-assigned Target Merchants, the Vendor shall, promptly after the Transition Period, pay or cause to be paid to the Purchaser an amount that equals fifty percent (50%) of the software service fees that the Tmall Entities actually receive (after all discounts, rebates and other incentives) from such Non-assigned Target Merchant in respect of the sale of Target Products by such Non-assigned Target Merchant on Tmall.com during the period (the “Transition Period”) commencing on the Completion Date and ending on the earliest of (i) completion of the Merchant Assignment of such Non-assigned Target Merchant, (ii) the termination or expiration of the Existing Target Merchant Contract, and (iii) December 31, 2018.

7.6                               From and after Completion, the Vendor shall procure that the Tmall Entities use reasonable endeavours to prevent Target Merchants from selling any Target Product on Tmall.com unless such Target Merchant has entered into a Tripartite Agreement, and then only in accordance with the terms therein. Notwithstanding the foregoing, this clause 7.6 shall not apply to any sale of Target Products by any Target Merchant pursuant to any then-effective Existing Target Merchant Contract until the earlier of (i) the expiration of such Existing Target Merchant Contract in accordance with its terms and (ii) December 31, 2018. From and after the date hereof, the Vendor shall procure that the Tmall Entities do not, without the prior written consent of the Purchaser, renew or otherwise extend the term of any Existing Target Merchant Contract or enter into any similar new services agreements with any Target Merchant permitting the sale of any Target Products on Tmall.com.

8                                         WARRANTIES

8.1                               The Vendor represents, warrants and undertakes to the Purchaser that the Vendor Warranties are true and accurate as of the date hereof and as of the Completion Date (following completion of the Business Restructuring and with reference to the facts and circumstances then existing), in each case subject to any matter which is fairly disclosed in writing delivered to the Purchaser prior to the date hereof and any matter expressly provided for under the terms of this Agreement. The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Vendor Warranties.

8.2                               The Purchaser represents, warrants and undertakes to the Vendor that the Purchaser Warranties are true and accurate as of the date hereof and as of the Completion Date (with reference to the facts and circumstances then existing), in each case subject to any matter which is fairly disclosed in writing delivered to the Vendor no later than the date hereof and any matter expressly provided for under the terms of this Agreement. The Purchaser acknowledges that the Vendor has entered into this Agreement in reliance upon the Purchaser Warranties.

8.3                               Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

8.4                               The Vendor undertakes to notify the Purchaser in writing promptly if prior to Completion it becomes aware of any circumstance arising after the date of this Agreement which would cause any Vendor Warranty (if the Vendor Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any material respect.

8.5                               The Purchaser undertakes to notify the Vendor in writing promptly if prior to Completion it becomes aware of any circumstance arising after the date of this Agreement which would cause any Purchaser Warranty (if the Purchaser Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any material respect.

9                                         LIMITATIONS ON CLAIMS

The Warranties are subject to the matters set out in Schedule 2 (Limitations on Claims).

10                                  ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding among the Parties in connection with the sale and purchase of the Sale Shares. This Agreement supersedes all prior agreements or understandings in connection with the subject matter hereof which shall cease to have any further force or effect. No party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

11                                  VARIATION

11.1                        No variation of this Agreement (or of any of the legally binding agreements referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the Parties. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

11.2                        Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

12                                  ASSIGNMENT

No Party shall be entitled to assign the benefit of any provision of this Agreement without the prior written approval of the other Party.

13                                  ANNOUNCEMENTS

13.1                        Except as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, whether or not having the force of law, no announcement or circular or disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Vendor or any member of the Group or any of them without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed), or by or on behalf of the Purchaser without the prior written approval of the Vendor (such approval not to be unreasonably withheld or delayed).

13.2                        Where any announcement or disclosure is made in reliance on the exception in clause 13.1, the Party making the announcement or disclosure will so far as practicable consult with the other Parties in advance as to the form, content and timing of the announcement or disclosure.

14           FEES AND EXPENSES

Each of the Parties shall bear its own fees and expenses incurred in connection with the negotiation, preparation and completion of this Agreement. Each of the Parties shall bear and pay any tax of any nature as required by any applicable Law (including, without limitation, Bulletin 7 required to be paid by the Parties in connection with the transactions contemplated by this Agreement).

15           CONFIDENTIALITY

15.1                        Each Party undertakes that it shall (and shall procure that its Affiliates shall, and where relevant, undertakes to procure that its officers, employees, agents, investment managers and professional and other advisers and those of any Affiliate (together its “Authorised Persons”) shall) use its best endeavours to keep confidential at all times and not permit or cause the disclosure of any information (other than to its Authorised Persons) which it may have or acquire before or after the date of this Agreement relating to the provisions of, and negotiations leading to, this Agreement and the performance of the obligations thereunder (such information being “Confidential Information”). In performing its obligations under this clause 15.1, each Party shall apply confidentiality standards and procedures at least as stringent as those it applies generally in relation to its own confidential information.

15.2                        Each Party shall use its reasonable endeavours to alert the other Party as soon as is reasonably practical after it becomes aware of any request from a third party for disclosure of any Confidential Information.

15.3        The obligation of confidentiality under clause 15.1 does not apply to:

(a)                                 information which at the date of disclosure is within the public domain (otherwise than as a result of a breach of this clause 15);

(b)                                 the disclosure of information to the extent required to be disclosed by law, regulation or any court, tribunal or regulatory authority; or

(c)           any announcement made in accordance with the terms of clause 13.

16           SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

17           COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

18           WAIVER

18.1                        No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

18.2                        The rights and remedies of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

19           FURTHER ASSURANCE

Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Parties may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated by it and for the purpose of vesting in the relevant Parties the full benefit of the assets, rights and benefits to be transferred to such Parties under this Agreement.

20           NOTICES

20.1                        All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Purchaser, to:

ALIBABA HEALTH INFORMATION TECHNOLOGY LIMITED

26/F Tower One, Times Square, 1 Matheson Street

Causeway Bay, Hong Kong

Attention: General Counsel

Facsimile No.:

E-mail:

With a copy to (which shall not constitute notice):

Freshfields Bruckhaus Deringer

55th Floor, One Island East, Taikoo Place, Quarry Bay, Hong Kong

Attention: Edward Freeman

E-mail:

if to the Vendor, to:

ALI JK NUTRITIONAL PRODUCTS HOLDING LIMITED

c/o Alibaba Group Services Limited

26th Floor, Tower One, Times Square, 1 Matheson Street

Causeway Bay, Hong Kong S.A.R.

Attention: General Counsel

E-mail:

With a copy to (which shall not constitute notice):

Reed Smith Richards Butler

20th Floor, Alexandra House,

18 Chater Road,

Central Hong Kong

Attention: Denise Jong/ Anthony Woo

E-mail:

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt, except with respect to any e-mail that is acknowledged as received on such day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

20.2                        A Party may notify any other Party to this Agreement of a change to its name, relevant addressee, address, fax number or email address for the purposes of this clause 20, provided that, such notice shall only be effective on:

(a)                                 the date specified in the notice as the date on which the change is to take place, or

(b)                                 if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

21           GOVERNING LAW AND JURISDICTION

21.1                        This Agreement and the relationship among the Parties shall be governed by, and interpreted in accordance with, the laws of Hong Kong.

21.2                        Any dispute arising out of or in connection with this Agreement shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted in accordance with these Rules. The dispute shall be resolved by one arbitrator appointed by the Parties. If the Parties cannot agree on one arbitrator, the dispute shall be resolved by three arbitrators, one appointed by the Purchaser, one appointed by the Vendor and the third appointed by the first two arbitrators. The arbitration proceedings shall be conducted in English. Any award is final and may be enforced in any court of competent jurisdiction. The award shall apportion the costs of arbitration. The Parties shall duly and punctually perform their obligations hereunder pending issuance of the arbitral award. Nothing contained herein shall preclude any Party from seeking provisional, interim or conservatory measures (including injunctive relief) from any court of competent jurisdiction. The Parties agree that any decision of the arbitral tribunal shall be final and binding on the Parties and shall be non-appealable to a court of law.

21.3                        The terms of this Agreement are intended solely for the benefit of each Party to this Agreement and their respective successors or permitted assigns. Except as otherwise expressly stated in this Agreement, no one other than a party to this Agreement may enforce any of its terms under the Contracts (Rights of Third Parties) Ordinance, Cap. 623 of the Laws of Hong Kong. Where any clause of this Agreement entitles any third party to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Ordinance, the parties to this Agreement reserve the right to vary that term or any other term of this Agreement without the consent of that third party.

AS WITNESS this Agreement has been signed on behalf of the Parties the day and year first before written.

Signature Page follows

8

IN WITNESS WHEREOF, the Parties through their authorized representatives have executed this Deed of Non-competition as of the date first above written.

SEALED with the COMMON SEAL	)
and SIGNED for and on behalf of	)
Alibaba Group Holding Limited	)	By:
in the presence of:	)	Name:
	)	Title:

Witness:
Name:

Signature page to deed of non-competition of Alibaba Group Holding Limited

SEALED with the COMMON SEAL	)
and SIGNED for and on behalf of	)
Alibaba Health Information	)	By:
Technology Limited	)	Name:
in the presence of:	)	Title:
)

Witness:
Name:

Signature page to deed of non-competition of Alibaba Health Information Technology Limited

IN WITNESS WHEREOF, the Parties through their authorized representatives have executed this Share Purchase Agreement as of the date first above written.

Signed	)
for and on behalf of	)
ALIBABA HEALTH INFORMATION	)	By:	/s/ Nicole Lew
TECHNOLOGY LIMITED	)	Name: Nicole Lew
Title: Company Secretary and General Counsel

Signature page to share purchase agreement of Alibaba Health Information Technology Limited

Signed	)
for and on behalf of	)	By:	/s/ Timothy Alexander Steinert
ALI JK NUTRITIONAL PRODUCTS	)	Name:	Timothy Alexander Steinert
HOLDING LIMITED	)	Title:	Authorized Signatory

Signature page to share purchase agreement of Ali JK Nutritional Products Holding Limited